Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

EVO Payments, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock	Rule 456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
Total Offering Amounts								N/A
Total Fees Previously Paid								N/A
Total Fee Offsets								N/A
Net Fee Due								N/A

(1)	An indeterminate number of shares of Class A common stock are being registered hereunder as may from time to time be offered by the registrant and/or one or more selling stockholders at indeterminate prices. The proposed maximum offering price per unit and maximum aggregate offering price will be determined from time to time in connection with issuances of securities registered under this registration statement.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fees and will pay any registration fees subsequently in advance or on a pay-as-you-go basis.